CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Golden Bull Limited on Form F-1 (Amendment No. 3) of our report dated July 10, 2017, except for Notes 1, 2, 3, 8, 9, 11 and 12, which are dated December 22, 2017, with respect to our audits of Golden Bull Limited and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for the year ended December 31, 2016 and for the period from November 17, 2015 (inception) to December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Friedman LLP

New York, New York

December 22, 2017